Exhibit 10.1

BELLACASA PRODUCTIONS, INC.
237 Cedar Hill Street, Suite 4
Marlborough, MA 01752

Frank LaLoggia
Via Collina 40
Monte Firdolfi S. Casciano
Florence, 50026, Italy

Re: Bellacasa Productions, Inc. (the "Company")

Dear Mr. LaLoggia:

You own 4,710,010 shares (the "Shares") of the common stock, par value $0.0001 per share ("Common Stock") of the Company, and have owned the Shares for more than two years. Also, you have not been an officer, director or affiliate of the Company for more than 90 days prior to the date hereof. You have requested that the Company remove the restrictive legend on the Shares. The Company expressed certain concerns about certain aspects of the operations of the Company at the time you were a control person thereof. Following discussions with you, the Company agrees to remove the restrictive legend on the Shares subject to the terms and conditions of this letter agreement, as follows:

  Subject to the provisions below, you may sell no more than twenty-five percent (25%) of the Shares, or 1,177,500 Shares (the "Yearly Amount") during each of the four one year periods commencing on December 1, 2006 or the date of this Agreement, whichever occurs later (each a "Year") except as specified below. Immediately upon the commencement of each Year, the Company will deliver to you that number of stock certificates, as reasonably designated by you, aggregating 1,177,500 of the Shares without a restrictive legend. The cost of reissuing the stock certificates in both legended and unlegended form shall be paid by the Company. So that this is not abused, you will not request reissuance of the unlegended stock certificates in less than 50,000 share denominations if the stock is trading at less than $.51 per share, and if the stock is trading at $.51 per share or more, the minimum share denomination is reduced to 20,000 shares.

  Notwithstanding the foregoing, if officers, directors or any other control person (or their affiliates) in the aggregate during any Year sell a number of shares greater than the Yearly Amount, you may sell an additional amount during that Year or the following Years equal to fifty percent (50%) of the amount sold by such officers, directors or any other control person (or their affiliates) to the extent such amount exceeds the Yearly Amount. As an example, if our officers and directors sell 1,800,000 shares in a Year, you may sell an additional 311,250 Shares beyond the Yearly Amount in that sameYear or, subject to the limitations described in Section 3 below, the following Year.

  If in any Year you sell less than the Yearly Amount or, as applicable, a larger number of Shares that you are otherwise permitted to sell hereunder, you may carry over any such Shares not sold to, and sell those Shares in, subsequent Years, provided that this right shall be limited so that in no event shall you have the right to sell Shares in any Year in an amount more than the greater of (a) 1,800,000 Shares, or (b) that number of Shares equal to twenty percent (20%) of the total trading volume in the Common Stock in the prior Year.

  The Company agrees promptly to cause its transfer agent to remove the restrictive legend on stock certificates other than those required to be furnished without a restrictive legend under Section 1 hereof representing any and all additional Shares that you are permitted to sell hereunder, and if necessary to instruct its counsel to promptly issue an opinion confirming to the transfer agent the right to have such legend removed.

  In the event that Bellacasa and/or Aquamer is acquired by or merges with another entity prior to January 1, 2010, and as a result thereof you will own less than 3% of the outstanding shares of Common Stock, then 50% of the number of shares then owned by you in the Company and any affiliate thereof will have no restrictive legend and six (6) months after the effective date of the acquisition/merger the restrictive legend shall be removed on the remaining shares of the Company, or any affiliate thereof, then owned by you.

  If the minimum number of Shares increases due to application of the terms hereof, upon your written request to the Company the legend shall thereupon be promptly removed as to such additional Shares able to be sold hereunder.

  Adjustment for Dividends, Splits, Reverse Splits. In the event that the Company or any successor thereto shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in any such event, simultaneously with the occurrence thereof your shares and the number(s) of shares used in this Agreement shall be proportionately adjusted.

  In the event of a breach of this Agreement by either party, the prevailing party in any action, suit or proceeding relating to such breach shall be entitled to be reimbursed by the non-prevailing party for all reasonable legal fees, costs and expenses in connection therewith.

  All restrictions on the sale of your stock imposed by this Agreement shall cease as of December 1, 2010.

  This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

  This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by each of the parties hereto.

  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any other breach by such party of a provision of this Agreement.

  Neither party may assign its rights or obligations hereunder, except that if you become incapacitated or die before December 1, 2010, your guardian, executor(s) or any designee with a power of attorney in form reasonably acceptable to the Company and its counsel shall have the right to sell such Shares and enforce this Agreement.

  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

  Neither party shall take any action with the intention or result that such action directly or indirectly circumvents the intentions or provisions hereof.

  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

  This Agreement shall be interpreted as having been drafted jointly by the parties and each party was represented by counsel of his or its choice and each party has carefully reviewed this Agreement.

  This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement.

Very truly yours,

Dated: January 31, 2007

BELLACASA PRODUCTIONS, INC.

By: /s/ Marshall Sterman
Marshall Sterman, President

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

/s/ Frank LaLoggia
Frank LaLoggia